                                                                    EXHIBIT 11.1
                           King Pharmacuticals, Inc.

                       Computation of Per Share Earnings
                (Amount in thousands, except for share amounts)

                                                                                                       Nine Months Ended
                                                              Year Ended December 31,                     September 30,
                                                  -----------------------------------------------    ---------------------------
                                                     1994               1995             1996            1996            1997
                                                  ---------          ----------      -----------     -----------     -----------
Weighted average common shares outstanding         4,530,630          11,479,493      13,630,813      19,572,103      25,655,881

Common stock equivalents related
 to 400,000 shares of convertible
 preferred stock issued December 1994
 and excercised October 1995,
 adjusted for a 2.8 stock split and a 15%
 stock dividend                                        6,925             966,000               -              -               -
                                                  ----------         -----------     ------------    -----------     -----------

        Total shares                               4,537,555          12,445,993       13,630,813     12,572,103      25,655,881
                                                  ==========         ===========     ============    ===========     ===========

Net income                                               917               9,334             (240)          (703)          4,555

Preferred dividends                                       (8)                 (8)              -              -               -
                                                  ----------         -----------     ------------    -----------     -----------

Net income available
 to common shareholders                                  909               9,326             (240)          (703)          4,555
                                                  ----------         -----------     ------------    -----------     -----------

Net income (loss) per share                       $      .20         $       .75     $       (.02)   $      (.06)    $      (.18)
                                                  ==========         ===========     ============    ===========     ===========